Exhibit 4.33

Property Lease Agreement

Party A (Lessor): Beijing Tuspark Harmonious Investment Development Co., Ltd.

Legal representative:

Address:

Tel.:

Fax:

Party B (Lessee): Beijing 21Vianet Broad Band Data Center Co., Ltd.

Legal representative:

Address:

Tel.:

Fax:

WHEREAS:

1.

Party A legally holds the ownership of Building 3 of Yard 105 located at Xiangshan South Road, Shijingshan District, Beijing, and the right to use the State-owned land attached thereto, and Party A intends to lease the 1st to 9th floors on the ground of such property (hereinafter referred to as “Target Property” or “Lease Subject Matter”) together with its fixtures and apparatuses and other related items (if any) to Party B on an as-is basis;

2.	Party B intends to accept lease of the Target Property.

NOW, THEREFORE, through friendly negotiation on the lease of the Target Property, Party A and Party B hereby enter into and jointly abide by the following agreement.

Article.1    Target Property

1.1	The Target Property is located at Building 3, Yard 105, Xiangshan South Road, Shijingshan District, Beijing, and is owned by Party A.

1.2

The Target Property includes: a building area of 24280.81 m2 of the 1st to 9th floors of Building 3 on the ground, of which commercial area is 1298.52 m2 and office area is 22982.29 m2, with the Real Property Ownership Certificate numbered Jing (2018) Shi Real Property No. 0010292; an underground building area of approximately 2158m2, of which a B1 boundary room covers approximately 84m2, a B2 high voltage distribution room covers approximately 227m2, and an ancillary room of the B2 data room covers about 1847m2. Considering that the design and construction plan of Party B is to be determined, the underground building area will ultimately be subject to the actual net floor area.

1.3	A photocopy of the Real Property Ownership Certificate of the Target Property and a list of the underground lease area of the data center are attached hereto.

Article.2    Lease term and rental

2.1

Both Parties acknowledge that the Lease Term of the Target Property leased by Party B is 20 years, starting from the date on which the two Parties complete the delivery of the Target Property (the “Delivery Date”).

2.2	During the Lease Term, both Parties agree to calculate the rental of the Target Property based on the building area of the delivered property, and the rental rate is as follows:

(a)

The building area shall be subject to the area specified on the Real Property Ownership Certificate; from the lease start date to the date of the end of the 5-year Lease Term, the rental rate for the building area of the delivered property on the ground is RMB5 yuan/ m2/day (including tax), and the rental rate for the underground building area is RMB2 yuan/ m2/day (including tax).

(b)

After the expiry of the 5-year Lease Term that begins with the lease start date, every 3 lease years are treated as one lease year interval (i.e., 6th-8th years after the lease start date constitute a lease year interval, 9th-11th years constitute another lease year interval, 12th-14th years constitute another lease year interval, 15th-17th years constitute another lease year interval, 18th-20th years constitute another lease year interval), and the rental rate for the Target Property shall increase by 5% over each previous lease year interval. The rental and the payment deadline are detailed in Annex IV hereto.

(c)

Party A and Party B agree that, when the Target Property meets the conditions of transfer, Party B (including affiliates of Party B) shall have the right of first refusal. If Party B exercises its right of first refusal, it shall notify the same to Party A in writing within three months after receiving a notice from Party A. If Party B fails to notify within three months, it shall be deemed that Party B waives the right of first refusal. Party A agrees that, if the Target Property is sold within 5 years from the lease start date specified herein, Party A shall refund to Party B an amount of rental that is equal to a difference times the number of lease days, where the difference is the then-current daily rental per square meter of Party B minus RMB3.5/ m2/day (if the purchaser is Party B or any of its affiliates) or RMB4.5/ m2/day (if the purchaser is a third party), except for the underground part. If the Target Property is sold after expiry of such five years, no refund shall be made for whatever years. The refund, if any, shall be made in a lump sum by Party A to Party B within 10 business days after the transfer of the Target Property is completed. In the case that Party A sells the Target Property to a third party, it shall ensure that the third party is aware of and consents to this Lease Agreement and agrees to perform the Lease Agreement in accordance with the initial rental rate of RMB4.5/ m2/day and the terms and conditions of this Agreement.

2.3

Upon expiration of the Lease Term, Party A and Party B agree that Party B will renew the lease for another term of 20 years. Party A and Party B shall sign a renewal agreement prior to 6 months before the expiration of the Lease Term. The terms and conditions and the Lease Term of this Agreement shall still apply to the lease renewal agreement (except for the rent-free period). The rental for the renewal period shall be calculated mutatis mutandis on the basis of this Agreement (for example, the rental increases by 5% over the rental of previous lease year interval, with every three years being one lease year interval). If, by reasons of Party A, no renewal agreement is signed with Party B, Party A shall refund double of the lease deposit already paid by Party B; if, by reasons of Party B, no lease renewal agreement is signed with Party A, Party A is entitled to withhold Party B’s lease deposit.

2.4

Delivery of the Target Property: Party A shall deliver the Target Property to Party B on September 28, 2018 (the “Delivery Date”). Party B shall go through the property handover formalities at the Target Property on the Delivery Date. Upon delivering the Target Property by Party A to Party B and signing a property handover form by both Parties, Party A shall be deemed to have fulfilled its obligation of delivering the Target Property to Party B. The Target Property delivery criteria are shown in the annex hereto.

2.5

Rent-free period of the Target Property: The rent-free period of the Target Property is 6 months in total from September 28, 2018 to March 28, 2019. In the rent-free period, no rental needs to be paid, but Party B shall bear the property management fee and the public utility fees such as water and electricity expenses arising from the use of the Target Property. If, by reasons of Party A, the Target Property is not delivered on the Delivery Date, the Lease Term (including the rent-free period) shall be postponed accordingly.

Article.3    Payment of rental, lease deposit and property management fee

3.1

From the lease start date, Party B shall pay Party A a rental every 12 months. The rental for the first period shall be paid as scheduled in Article 4.2. After the payment of rental for the first period, the rental for next payment period shall be paid within 30 days before the expiration of each preceding payment period.

3.2

Within 10 business days after the execution of this Agreement between both Parties, Party B shall pay Party A deposit equivalent to the three-month rental of the Target Property the amount of the three-month rental is RMB11,471,954.56. Before the delivery of the Target Property to Party B, if performance of this Agreement fails by reasons of Party B, Party A has the right to confiscate the deposit; if performance of this Agreement fails by reasons of Party A, Party A shall refund double of the deposit.

3.3

The deposit shall be converted into a lease deposit upon completion of delivery of the Target Property from Party A to Party B. Within 10 business days after the expiration of the Lease Term or the early termination of the Lease Agreement, Party A shall refund the lease deposit to Party B in a lump sum without interest.

3.4

Property management and charges: subject to the Property Management Agreement and related agreements otherwise signed between Party B and the property management party designated by Party A, namely, Beijing Huaqing Property Management Co., Ltd. (hereinafter referred to as “Property Management Agreement”).

3.5	Other expenses:

(a)

Electricity fee: After Party A, Party B and the relevant power supply bureau sign a three-party electricity fee agreement, Party B shall pay the electricity fee directly to the power supply bureau according to the numerical reading on the watt hour meter separately installed for the Target Property and according to the rate stipulated by the State for the region where the Target Property is located.

(b)

Water fee: Party B shall, according to the numerical reading of the water meter separately installed for the Target Property and according to the rate stipulated by the State for the region where the Target Property is located, connect to the mains water supply at its own expense and measure the used volume. The water fee generated shall be paid to the property management unit (according to the rate stipulated by the State for public utility).

(c)	Telephone fee: Other expenses such as telephone equipment and communication fees shall be borne by Party B in accordance with the unified charging standards of relevant departments.

(d)	Heat supply fee: shall be calculated and paid in accordance with the provisions of the Property Management Agreement.

(e)

Other expenses: After moving in the premises, Party B shall bear other expenses that it incurs. If, with the consent of Party B, Party A pays any such expenses on behalf of Party B, Party B shall, within the time limit requested by Party A, reimburse Party A for the expenses so paid by Party A, and the relevant bills shall be issued directly by the fee claimant to Party B.

3.6

Party B may itself install cooling and heat supply equipment (if Party B needs), and Party B shall bear the electricity fees and other expenses in relation thereto. Party A shall charge no further fees in relation thereto.

3.7

Within three business days after each payment of rental by Party B, Party A shall provide an official and legal VAT special invoice (at a tax rate of 5%) for the property rental as a voucher of Party B’s payment. Within three business days after Party B pays the deposit (lease deposit), Party A shall provide Party B with an official and legal receipt.

3.8

The unit price of the lease hereunder is tax-inclusive and shall not vary with tax rate adjustment caused by any reason. If the competent tax authority determines a different VAT rate applicable to the rental hereunder during the Lease Term and therefore adjusts the tax amount payable by the Lessor, the Lessee shall have the right to, at the existing invariable tax-inclusive price, obtain the VAT special invoice re-issued at the tax rate determined by the competent tax authority.

Article.4    Power supply to the Target Property

4.1

Party A shall ensure that the power supply to the delivered Target Property meets total capacity of 46200 KVA for dual power supply, which is the power supply scheme officially approved by the Power Supply Bureau.

4.2

Party A shall be responsible for communicating with the competent power supply department and providing relevant assistance in its capacity as the property owner (including but not limited to providing company licenses, and assisting in affixing seals) to ensure the normal availability of the dual mains power supply specified in article 4.1. Otherwise, Party B shall have the right to dissolve this Agreement in advance without any liability for default, and Party A shall compensate Party B for the loss of up-front design fees incurred for taking out the power supply scheme stamped by the competent power supply department. The rental for the first period payable by Party B shall be paid within 10 days after the dual mains power supply scheme specified in section 4.1 is approved. The relevant expenses required for mains power supply connection and construction shall be borne by Party B, and the right to use electricity shall be vested in Party B.

4.3	The power system, power facilities and equipment, etc. (whether internal or external) funded by Party B shall be owned by Party B.

Article.5    Rights and obligations of both Parties

5.1	When Party B pays each rental to Party A, Party A shall issue to Party B a legal and valid invoice that is equivalent to the amount paid by Party B.

5.2	The Target Property shall be used for data center and office purposes. Without the written consent of Party A, Party B shall not arbitrarily change the purposes of the Target Property.

5.3

If Party A wishes to sell all or part of the Target Property, Party A shall so notify Party B in writing 6 months in advance. Party B shall have the right of first refusal within the Lease Term. If Party B waives the right of first refusal due to price or other reasons, Party A has the right to sell all or part of the Target Property to a third party.

Article.6    Commitments and warranties of Party A

6.1	During the Lease Term, Party A is in valid existence and legally holds the Target Property.

6.2

The ownership of the Target Property is not joint ownership, and the Target Property has been mortgaged and the mortgagee is Huaneng Guicheng Trust Co., Ltd. If Party A intends to encumber the Target Property with other rights or encumbrance such as mortgage in the future, or to make any change (including cancellation, transfer, or change, which is different from the mortgage already set at the time of signing this Agreement) to the existing mortgage, Party A shall notify Party B in writing in advance.

6.3

If Party A transfers the Target Property in the case that Party B waives the rights of first refusal, Party A shall procure the acquirer of the Target Property to enter into a agreement with Party A and Party B to ensure that the acquirer will assume Lessor’s obligations and enjoy Lessor’s rights according to the terms of this Agreement.

If Party B’s use of the Target Property is interrupted, stopped or disrupted due to the existing or future mortgage, seizure or other rights restrictions of the Target Property or due to transfer of the Target Property, Party A shall pay Party B a default fine equivalent to 6-month rental applicable for the time being, and shall, in accordance with the covenants specified in article 14.6, compensate Party B for the losses suffered thereby.

6.4	Party A has obtained the written consent of the internal decision-making body for the lease matter under this Agreement.

6.5

The lease of the Target Property by Party A to Party B does not contravene Party A’s business scope or relevant laws and regulations, and Party A’s signing or performance of this agreement will not contravene any agreement, memorandum or other transaction arrangements that it has signed.

6.6	During the Lease Term, Party A will not rent out the Target Property to a third party.

6.7	Party B shall use the Target Property for the data center storage business without contravening the purposes of the Target Property approved by the Shijingshan District.

6.8	The Target Property and the underlying land are free from litigation, arbitration or dispute arising from any ownership dispute or other factors.

6.9

When Party B handles the application formalities such as environment impact assessment, energy assessment and project approval, Party A shall, in its capacity as the property owner, assist Party B in providing relevant materials.

Article.7    Taxes

Each of the Parties shall bear the taxes and related expenses incurred by themselves in signing and performing this Agreement.

Article.8    Confidentiality

8.1

During the negotiation and performance of this Agreement, both Parties shall perform their information disclosure obligations according to the law. Except as required by law, without prior written consent of the other Party, either Party and its affiliates shall not make any public comment, statement or communication, directly or indirectly, in connection with the transaction under this Agreement or any term or condition or other aspects of this Agreement, or otherwise disclose or allow disclosure of the proposed transaction or relevant information to any third party (except for the intermediaries hired by the Parties for this transaction).

8.2

Both Party A and Party B shall be obligated to keep confidentiality of the counterparty’s trade secrets learned and the information provided by the counterparty during the signing and performance of this Agreement, and shall not disclose or divulge to any third party or improperly use the trade secrets (except those required for disclosure in order to perform this Agreement or as mandatorily instructed by the judicial and administrative authorities); the party shall be liable for all losses caused thereby to the other party.

Article.9    Transfer of the rights and obligations under this Agreement, sublease and lending of the Target Property

9.1	During the Lease Term, Party B may transfer the rights or obligations of Party B under this Agreement to a third party, subject to the prior consent of Party A.

9.2

During the Lease Term, if Party B is reorganized, renamed, or if an affiliate of Party B leases the Target Property instead according to Party B’s own operation and management requirements, Party B may apply for the change of the contractual lessee, and Party A shall agree to such change of the lessee provided that Party A’s interests are protected. In addition, Party B shall not sublease or lend the Target Property without the consent of Party A. However, considering that the purpose of Party B leasing the Target Property is to use equipment and facilities to build data centers and make them available to users in the form of leased equipment rooms, Party A agrees that: after Party B inputs equipment and completes the construction of the data centers, Party B may lease or lend part or all of the equipment room to its customers within its business scope, where the equipment room is the house inclusive of the Target Property together with its equipment.

9.3	The expenses and taxes (if any) arising from the transfer of the rights and obligations under the lease agreement and the sublease and lending of the Target Property shall be borne by Party B.

Article.10    Decoration or change made by Party B on the Target Property

10.1

If, as specially required for operating business, Party B needs to decorate all or part of the Target Property or add facilities (including but not limited to lighting and other electrical facilities and air conditioners), Party B shall provide a decoration scheme in advance which is subject to approval of Party A. Without the consent of Party A, Party B shall not change the main structure of the Target Property.

10.2

Where the Lease Term under this Agreement expires or this Agreement is dissolved, Party A shall decide as the case may be whether the fixtures or apparatuses (including attachments) added or changed by Party B with written consent of Party A shall be restored or not, and the cost of restoration shall be borne by Party B. If Party A leases the Target Property to a company that is in the same business sector as Party B, Party A shall negotiate with Party B with respect to the residual value of the decoration and equipment left over by Party B.

10.3

Party A shall not unjustifiably reject or delay approval of Party B’s reasonable decoration request. If Party A fails to reply within 15 business days from the date of Party B submitting the decoration request and decoration scheme, it shall be deemed that Party A agrees on the decoration. During the decoration period, Party A may access the Target Property to check whether Party B’s decoration works comply with the relevant regulations and this Agreement, provided that Party B is notified 2 business days in advance and such check is carried out as accompanied by the persons designated by Party B. In the case of rejecting the decoration request of Party B, Party A shall provide written justifiable reasons complying with the requirements of the then-effective laws and regulations of the State. Any reason that does not so comply shall be deemed to be unjustifiable.

10.4

Party B shall be liable for the fire control modification expenses, etc. incurred in the decoration. Party B in its capacity as user of the Target Property shall be responsible for going through the fire control-related formalities for the purpose of data centers (including diesel oil storage tanks), and Party A in its capacity as property owner shall provide cooperation. If Party B’s data center decoration scheme (including diesel oil storage tanks) fails to pass the fire control approval procedure, Party B has the right to dissolve this Agreement prematurely. If this Agreement is so dissolved prematurely, Party B shall no longer enjoy the rent-free period; the rental for the rent-free period shall be settled according to the actual lease time, and Party B shall pay Party A a compensation equivalent to 1-month rental. Party B’s losses shall be borne by Party B itself. Neither Party will be liable for any breach of contract. Party A shall refund the fees already paid by Party B, including but not limited to the lease deposit, without interest. Party B can start operating business after the property passes the fire inspection and acceptance of the local fire control department as applied for according to the fire inspection and acceptance procedure applicable in the place where the property is located.

10.5

Party A shall in its capacity as property owner cooperate with Party B in all the formalities such as approval and filing required for the decoration and modification of the Target Property, including but not limited to construction permits, to ensure the normal progress of construction. At the same time, Party A shall coordinate the property management party to provide maximum support and assistance during the decoration and modification of Party B.

10.6	Communication and pipe shaft maintenance for data centers.

(a)

As necessary, Party B may use the pipelines that Party A has constructed within the scope of the red lines; for the part that failings to meet the use requirements of Party B, Party B shall submit a construction scheme, and may construct such part at its own expenses after the scheme is approved by Party A. For all communication cables, pipelines, pipe shafts, etc. outside the red lines, Party B shall coordinate by itself.

(b)	Party B shall not use the external wall to install communication pipes, pipe holes, cables or troughs leading to the roof.

(c)	Party B may use the existing communication pipes, pipe holes and pipe shafts in the park, and the expenses in relation thereto shall be negotiated by Party B and the property management unit.

10.7

In order to construct the data center, after Party B provides design and construction schemes in advance, and with the consent of Party A, Party B may carry out necessary modification, decoration, attachment, dismantlement or placement of necessary external facilities for the Target Property. Party B may carry out modification works such as dismantlement, reinforcement and window sealing on the local part of the building according to business requirements. Party A hereby further agrees to: (a) allow Party B to open holes in the external walls of the building (water pipes, fire tubes, fresh air vents, exhaust vents, pressure relief ports, cable troughs, generator air inlets and outlets, etc.); (b) allow Party B to place chassis diesel generators, chassis power supplies, cooling towers, water tanks, air conditioner outdoor units, etc. on the roof; (c) allow Party B to excavate the cable trenches outdoors for the cables of diesel generators; (d) allow Party B to use free of charge Party A’s existing diesel oil storage tanks and oil pipelines, and Party A shall transfer the property rights of the diesel oil storage tanks to Party B for free; and (e) allow Party B to change the 5 indoor elevator hatchways into pipe shafts. Party B is allowed to damage the green space or roads as necessary during the construction (Party B shall be responsible for restoring the green space and roads in the future) and to dismantle the heating ducts, air hoses, fire control pipelines and the like (if necessary). In order to cooperate with Party B’s decoration and modification works, Party A allows Party B to use elevators and other facilities.

10.8	In the event that Party B’s equipment may generate noise, Party B undertakes to install noise reduction equipment.

10.9	During the Lease Term, Party B shall bear all legal liabilities for any accidents caused by Party B’s construction acts such as decoration, modification, attachment, dismantlement and placement;

10.10

The normal construction acts of Party B in accordance with the decoration construction scheme agreed by Party A in writing shall not be regarded as damage to the building, including but not limited to the architectural structures, exterior and walls of the Target Property; for the avoidance of doubt, in this case, Party B still needs to ensure the safety of the Target Property. Party B shall bear all legal liabilities for the damage caused beyond the decoration construction scheme by the construction acts to the Target Property without the written consent of Party A, including but not limited to damage to the architectural structure, exterior and walls of the Target Property.

10.11

Party B shall bear the expenses incurred in Party B’s construction behaviors such as decoration, modification, attachment, dismantlement and placement. After the expiration of the Lease Term, Party A may decide at its own discretion whether it is necessary for Party B to restore the original state.

10.12	Party B’s requirements on the Target Property and Party A’s response are specified in the annexes hereto.

Article.11    Maintenance and repair

11.1

During the Lease Term, Party A shall be responsible for the repair of the main structure of the leased property, the parts that have not been modified by Party B (including but not limited to elevators) and other parts for which Party A shall be responsible for repair as determined by both Parties.

11.2

Party B shall be solely responsible for the repair and maintenance of the parts of the leased Target Property that have been modified by Party B and of the facilities and equipment installed by Party B in the leased property.

11.3

In the course of using the leased property, when an event of repair within the responsibility of Party A occurs, Party B shall notify Party A of the event in time and promptly take necessary measures to prevent further expansion of the losses. Party A shall bear the expenses and liabilities generated by the above reasonable measures taken by Party B. If Party B fails to notify Party A or take temporarily reasonable measures to prevent expansion of the losses, Party B shall be liable for the expansion of losses arising therefrom. After receiving the notice from Party B, Party A shall start repair immediately or as soon as practicable but no later than the end of two days after receiving the notice. If Party A fails to carry out the repair in time, Party B may instead hire professional maintainers to carry out inspection and repair, and Party A shall bear the reasonable repair expenses and the actual losses caused to Party B by the delay of repair.

11.4

Party B shall cooperate when Party A carries out regular overhaul, corrective maintenance and other activities on the Target Property or carries out emergency repair on the Target Property in an emergency. When it is necessary for Party A to access the Target Property for handling matters related to the leased property or for inspecting or maintaining equipment, Party A shall negotiate the corresponding time and procedure with Party B in advance. During the maintenance process, Party B shall provide cooperation and dispatch its staff to accompany Party A’s staff in accessing the Target Property.

11.5

When the load capacity of the main structure fails to meet the use requirements due to the modification of Party B’s equipment or adjustment of the location of Party B’s equipment, Party B shall reinforce the main structure, and the reinforcement scheme is subject to confirmation of Party A. The design and reinforcement expenses incurred shall be borne by Party B. The time limit of confirmation by Party A and the criteria of confirmation shall comply with the provisions of section 10.3.

Article.12    Rights and obligations of Party A

12.1

If Party B or any of its affiliates needs to establish a company with registered address at the Target Property, Party B shall apply to Party A for the business registration formalities that enable Party B’s affiliates to operate in Party A’s Target Property. Party A shall approve Party B’s reasonable requirements and assist in the relevant business registration formalities, but Party B shall ensure that the relevant third party complies with this Agreement and the property management regulations of the entire park. When the Lease Term expires or both Parties terminate the Agreement prematurely for any reason, the third party shall vacate and return the property to Party A promptly. Party B shall bear all legal liabilities arising from any damage to the property or delay of returning the property.

12.2	Party A has the right to supervise the staff of Party B in accepting management, protecting public facilities and maintaining the sanitation and safety order in public places.

12.3

Party A undertakes that the property it leases to Party B meets the design requirements and quality standards, and that, during the Lease Term, the roof and main structure of the Target Property rented by Party A to Party B are free from leakage, collapse, cracking or sinking. The Target Property is free from hidden or potential quality defects. In the case that water overflows or is leaked out of the roof or wall due to inherent quality defects of the property, which thereby causes any damage or injury to Party B’s equipment or any other assets or any person, Party A shall compensate Party B for all actual losses thereby caused thereby or in relation thereto. Party A shall keep the Target Property in a rentable state during the Lease Term. If Party B cannot continue leasing the property due to the hidden or potential quality defects of the leased property, Party A shall compensate Party B for the losses, including the total amount invested by Party B in the equipment and works, decoration and modification, and the amount of compensation for which Party B is thereby liable to its customers. If the two Parties are in disputes over the responsibility, the two Parties agree to jointly entrust a duly qualified third-party appraisal agency to appraise the responsibility, and the Party that is appraised as liable shall bear all the losses caused.

12.4

Party A represents that it is a company legally established, validly existing and well-operated under the laws of the PRC. Party A warrants that it has obtained all the rights and powers to officially and effectively sign and perform this Agreement, and that the signing and performance of this Agreement do not constitute any violation of the existing laws, regulations, rules or Party A’s articles of association. Party A has obtained all rights and powers to officially and effectively sign and perform this Agreement. Party A’s signing and performance of the Agreement do not constitute any violation of the existing laws, regulations, rules or Party A’s articles of association.

12.5

Party A warrants that it enjoys legal rights to rent out the Target Property, and that no third Party may claim rights to the leasehold property which thereby affects Party B’s lease behavior. If the leasehold property is in disputes over its ownership or is seized or sequestrated, or if any third party claims rights to the leasehold property, which thereby makes Party B unable to use the Target Property normally, Party B has the right to immediately dissolve the Agreement and ask Party A to compensate Party B for all losses, including but not limited to the total amount invested by Party B in equipment and works, decoration and modification, amount of compensation for which Party B is thereby liable to its customers, and the attorneys’ fees, appraisal fees, arbitration fees, etc. thereby paid by Party B.

12.6	Party A’s commitments to the status of rights to the Target Property:

Party A hereby irrevocably undertakes and warrants that the Target Property is developed and constructed by Party A under legally acquired land use rights in accordance with the then-current laws, regulations and rules of the PRC. Party A warrants that it holds legal, flawless and unrestricted full ownership of the Target Property in the rent-free period and the Lease Term, and that the Target Property meets all applicable laws, regulations, rules of the PRC and industry norms, and that Party B can use the Target Property for construction, production or Operation & Administration & Maintenance (OAM) of data centers and equipment rooms within the Lease Term.

12.7	During the Lease Term, to the extent that Party B is not in default, Party A shall not rent out other properties in the park to any lessee competing against Party B’s business.

Article.13    Rights and obligations of Party B

13.1

Party B represents that it is a company legally established, validly existing and well-operated under the laws of the PRC. Party B has obtained all rights and powers to officially and effectively sign and perform this Agreement. Party B’s signing and performance of this Agreement do not constitute any violation of the existing laws, regulations, rules or Party B’s articles of association. Party B warrants that the business operated by it falls within the scope of Party B’s business license and other licenses, and that the above valid approvals are maintained throughout the Lease Term. Party B warrants that it complies with the laws, regulations and rules of the State, accepts the supervision of relevant administrative organs, carries out business activities according to law, and hangs or posts legitimate licenses at conspicuous places of its business premises; and warrants that it will not take up unfair competition, or sell counterfeit or shoddy goods, or take up business activities in the name of Party A; otherwise, Party B shall be liable and compensate for all losses caused thereby (including any claims and relevant administrative punishments thereby imposed on Party A, and various expenses incurred by Party A and Party B for handling such events).

13.2

Party B shall establish measures such as fire control, anti-theft, public order and sanitation in the Target Property, comply with property management regulations, maintain public management order, and ensure the safety of the property.

13.3

Party B shall not change the leasehold purpose of the Target Property as stipulated in this Agreement and shall not use the Target Property for illegal activities. Party B shall pay the rental, property management fees and other public utility expenses in time.

13.4

In the event of relocation, requisitioning, etc. ordered by a government, if the government compensates the requisitioned party, Party A shall assist Party B to obtain the governmental compensation, or Party A shall consult with Party B and pay a legally deserved part of the compensation to Party B within three business days after the date of receiving the part legally attributable to Party B from the government.

13.5

During the occupation of the Target Property, Party B shall abide by the laws and regulations related to fire control and environment protection of the Chinese Government and Beijing Municipality, and Party B shall be responsible for equipping the leased units with portable fire extinguishers that meet the quantity required by the fire management regulations, and taking appropriate measures to reduce air, noise or other pollution.

13.6	Electric current load and power availability assurance

(a)

Party B may apply to the power supply bureau to become a direct customer of the power supply bureau, namely, a direct power supply account or a high-voltage self-management account. Party A shall cooperate with Party B in the above work, including but not limited to, providing corresponding routes, issuing relevant documents, evidential materials, affixing seals, etc. without charging additional fees;

(b)	Party A shall promptly notify Party B upon receiving a power blackout notice from the superior transformer substation.

13.7

Party A agrees that Party B may install Party B’s logo on the outer wall and roof of the Target Property, provided that the logo scheme is subject to approval of Party A and approval of the competent governmental authority. Party B shall ensure the safety of the installed logo and shall be responsible for going through the approval formalities at its own expenses.

Article.14    Liability for default, change or termination of this Agreement

14.1

If Party B fails to pay the rental of the Target Property in time during the Lease Term, Party B shall pay a default fine at 0.03% of the overdue amount for each day overdue. If a rental is delayed for more than 30 days, Party A has the right to unilaterally dissolve this Agreement, withhold the lease deposit and claim a default fine from Party B; if the default fine does not sufficiently cover all losses, Party B shall compensate for all direct losses.

14.2

If Party A fails to deliver the Target Property to Party B on the Delivery Date agreed by both Parties, Party A shall pay Party B a default fine at 0.03% of six-month rental of the late delivered property for each day of delay. If the delivery is delayed for more than 30 days, Party B shall have the right to unilaterally dissolve this Agreement, and Party A shall refund double of the deposit paid by Party B and compensate for all direct losses incurred thereby.

14.3	During the Lease Term, neither Party A nor Party B may change or dissolve this Agreement unless an event stipulated herein to allow change or dissolution of this Agreement occurs.

14.4

After this Agreement comes into effect, if a Party fails to fully and factually perform any of its obligations under this Agreement or makes any untrue commitments or warranties, a default is constituted, and the defaulting Party shall compensate the other Party for any losses caused thereby.

14.5

During the Lease Term, Party A and Party B may enter into a written agreement to change or dissolve this Agreement by consensus, and in any of the following circumstance, a Party is entitled to dissolve this Agreement:

(a)	The Target Property and its facilities are damaged due to force majeure which makes this Agreement no longer enforceable;

(b)

With the approval of the relevant departments of the Beijing Municipal Government, the buildings including the Target Property are planned to be relocated, which makes this Agreement no longer enforceable;

(c)	The two Parties decide to terminate this Agreement prematurely by consensus;

If a Party terminates this Agreement according to section 14.5 hereof, this Agreement shall be terminated as of the date on which the written dissolution notice is effectively served on the other Party, without any liability for default imposed on Party A or Party B; and Party A and Party B shall bear losses incurred by themselves. Within seven business days after the dissolution of this Agreement, Party A shall refund the remaining amount of the prepaid rental and other payments of Party B to Party B after the part payable for the number of days of actual use is deducted, and shall refund the lease deposit.

14.6

During the Lease Term, Party A undertakes not to terminate or dissolve this Agreement prematurely for any reason, except in the circumstances in which Party A is entitled to unilaterally terminate or dissolve this Agreement as stipulated by law or this Agreement. Party A acknowledges that Party B has invested a large amount of up-front expenses for the modification and decoration of the leasehold property and the construction of equipment and power facilities in order to use the Target Property for the purposes specified herein; if Party A terminates or dissolves this Agreement prematurely in violation of the Agreement or Party B is unable to use the Target Property in accordance with this Agreement due to other reasons of Party A, Party A shall compensate Party B for the actual losses. Such compensation shall include but without limitation the losses of investments made by Party B in the equipment in the Target Property, the expenses such as design fee, construction fee, installation fee, governmental approval fee incurred in the modification, decoration and power supply facilities construction of the Target Property, the default fine/liquidated damages payable by Party B to its customers, and the attorneys’ fees and arbitration fees paid by Party B for the signing and performance of this Agreement and dispute resolution in relation to this Agreement.

Article.15    Handover of the Target Property at the termination (or dissolution) of this Agreement

15.1

Within 7 business days after the expiration of the Lease Term and the termination of the Lease Agreement (“Surrender Period”), Party B shall settle all payables with Party A, vacate the Target Property and return the keys of the Target Property to Party A. If, after the expiration of the Surrender Period, Party B still leaves items in the Target Property, it shall be deemed that Party B has waived the ownership of the items, and the items shall be handed over to Party A for arbitrary disposal.

15.2

If Party B fails to perform the surrender obligation specified in section 15.1, Party A shall have the right to charge Party B a property occupancy fee on a daily basis for the period from the second day subsequent to expiration or termination of this Agreement until the date of signing an acceptance & handover checklist by both Parties or until the date on which Party A recovers the property. The property occupancy fee for each day is the daily rental applicable at the termination of this Agreement. The payment of such fee shall not constitute any renewal or continuation of the lease.

15.3	After the lease expires or the Agreement is dissolved prematurely, the lease deposit shall be settled in accordance with the relevant provisions of this Agreement.

Article.16    Governing law and dispute settlement

16.1	The signing, effectiveness and performance of this Agreement as well as settlement of disputes in relation thereto shall be governed by the laws of the People’s Republic of China.

16.2

Any dispute arising during the performance of this Agreement shall be settled through negotiation. If the negotiation fails, either Party may refer the dispute to arbitration at the Beijing Arbitration Commission, and the dispute shall be arbitrated in accordance with the then-effective arbitration rules of the Beijing Arbitration Commission. The seat of arbitration shall be Beijing. During the arbitration period, the provisions other than those in disputes of this Agreement shall still be valid and binding upon both Parties.

16.3	The arbitration tribunal shall consist of three arbitrators. Both Parties shall comply with the then-current arbitration rules of the Beijing Arbitration Commission.

Article.17    Miscellaneous

17.1

All the terms and conditions of this Agreement (including the supplementary clauses and annexes hereto) and the rights, obligations and responsibilities of both Parties specified herein are the true intentions of both Parties, and both Parties are willing to abide by and implement them.

17.2

For any matters not covered herein, the two Parties may otherwise sign a supplementary agreement through friendly negotiation. The supplementary agreements and annexes hereto are an integral part of this Agreement and have the same effect as this Agreement.

17.3	Party A and Party B confirm that their addresses for receiving written notices are:

Party A:

Contact:

Email:

Tel.:

Fax:

Party B:

Contact:

Email:

Tel.:

Fax:

If any of the above addresses is changed, the changing Party shall notify the other Party effectively within 3 days. Otherwise, the original contact information is still valid, and any communication sent to the original address shall still be deemed as successfully served.

17.4	Party A confirms that its person in charge of the Target Property is Song Kai, who can be contacted for all matters. If any change thereof occurs, Party A shall notify Party B in writing in time.

Party B confirms that its person in charge of the Target Property is Gao Aiguo, who can be contacted for all matters. If any change thereof occurs, Party B shall notify Party A in writing in time.

17.5

After the Agreement comes into force, Party A shall, when necessary, file it with the local/county-level real estate transaction center where the property is located, and take out a property lease registration and filing certificate at the expenses of Party A. If the relevant property registration and management department has special requirements on the text of the lease agreement for the purpose of the lease registration and filing formalities, Party A and Party B shall otherwise sign an agreement for being registered in compliance with such requirements. If this Agreement is inconsistent with such registered agreement, this Agreement shall prevail.

17.6	Party A or Party B who receives a notice or subpoena in any form from any relevant government department regarding the Target Property shall notify the other Party in writing within 48 hours.

Article.18    Effectiveness of this Agreement and other provisions

This Agreement shall come into effect upon signing and sealing by both Parties. Any modification to this Agreement is subject to written consent of both Parties. This Agreement is made in six counterparts, and Party A and Party B each hold three counterparts, all having the same legal effect.

(The following is intentionally left blank)

(This is the signature page of both Parties hereto with respect to the Property Lease Agreement)

Party A: Beijing Tuspark Harmonious Investment Development Co., Ltd.

/s/ Beijing Tuspark Harmonious Investment Development Co., Ltd.

Authorized representative: Chen Wenbin

Date: August 15, 2018

Party B: Beijing 21Vianet Broad Band Data Center Co., Ltd.

/s/ Beijing 21Vianet Broad Band Data Center Co., Ltd.

Authorized representative: Xia Jing

Date: August 15, 2018